    SECOND AMENDED AND RESTATED
TERM REVOLVING NOTE

$50,000,000.00    November 6, 2020

1.    FOR VALUE RECEIVED, HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company (“Borrower”), hereby promises to pay to the order of HOME FEDERAL SAVINGS BANK, a federally chartered stock savings bank organized under the laws of the United States (“Lender”), the principal sum of Fifty Million and No/100ths ($50,000,000.00) Dollars, or so much thereof as may be advanced to, or for the benefit of, Borrower and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein, and pursuant to that certain Amended and Restated Master Loan Agreement by and between Lender and Borrower dated June 29, 2017, as thereafter modified by that certain First Amendment to Amended and Restated Master Loan Agreement dated October 19, 2018, and by that certain Second Amendment to Amended and Restated Master Loan Agreement of even date herewith (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”), and which remains unpaid, in lawful money of the United States and immediately available funds. This Second Amended and Restated Term Revolving Note (this “Note”) is issued pursuant to the terms and provisions of the MLA and the Second Supplement and is entitled to all of the benefits provided for in the MLA and the Second Supplement. All capitalized terms used and not defined herein shall have the meanings assigned to them in the MLA and the Second Supplement. This Note amends, restates and replaces but is not a novation of that certain Amended and Restated Term Revolving Note of the Borrower in the amount of $30,000,000.00 dated June 29, 2017, which had previously amended, restated and replaced that certain Term Revolving Note of the Borrower in the amount of $20,000,000.00 dated November 30, 2007.

    2.    The outstanding principal balance of this Note shall bear interest at a variable rate determined by Lender to be six-tenths (0.60%) percent per annum below the Prime Rate in effect on the date of the first Advance made to Borrower under this Note. In addition to the forgoing, the Borrower agrees to pay to the Lender an unused commitment fee on the average daily unused portion of Term Revolving Loan Commitment from the Closing Date until the Maturity Date at the rate of thirty (30) basis points on a per annum basis, payable quarterly in arrears on each Quarterly Payment Date during the term of the Term Revolving Loan Commitment and on the Maturity Date. For purposes of this Agreement, the unused portion of the Term Revolving Loan Commitment for any measurement period shall be the positive difference, if any, of (a) the average daily amount of the Term Revolving Loan Commitment, minus (b) the average daily Outstanding Credit. Notwithstanding the foregoing, the rate of interest under this Note may be adjusted by Lender pursuant to the provisions of the MLA, the Second Supplement and this Note.

    3.    “Prime Rate” means the prime rate of interest as published in the Wall Street Journal under money rates as the base rate on corporate loans posted by at least seventy (70%) percent of the nation’s ten (10) largest banks, or if such reporting becomes unavailable, as published in an equivalent source or format.

    4.    The rate of interest due hereunder shall initially be determined as of the Closing Date and shall thereafter be adjusted, as and when, the Prime Rate changes. All such adjustments to the rate of interest shall be made and become effective as of the first day of the month following the date of any change in the Prime Rate and shall remain in effect until and including the day immediately preceding the next such adjustment (each such day hereinafter being referred to as an “Adjustment Date”). All such adjustments to said rate shall be made and become effective as of the Adjustment Date, and said rate as adjusted shall remain in effect until and including the day immediately preceding the next Adjustment Date. Interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, but charged for the actual number of days during which principal is outstanding.

5.     Notwithstanding anything to the contrary in the MLA, the Second Supplement and this Note, no Advances will be made to Borrower under this Note until the Availability Date as specified in the Second Supplement.

6.    Beginning on the first (1st) day of the first calendar month following the month in which funds have been advanced to Borrower hereunder, and continuing on the first (1st) day of each succeeding month thereafter until the Maturity Date, Borrower shall make monthly payments of accrued interest. If any payment date is not a Business Day, then the principal and interest installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

7.    The outstanding principal balance hereof, together with all accrued interest, if not paid sooner, shall be due and payable in full on November 6, 2025 (the “Maturity Date”).
8.    All payments and prepayments shall, at the option of Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest and the remainder thereof to principal.

    9.    Borrower may, at any time and from time to time, prepay the outstanding principal amount of this Note in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without penalty or premium, except as, and to the extent, specifically provided in the MLA. This Note is subject to mandatory prepayment, at the option of Lender, as provided in the MLA following the occurrence of an Event of Default.

    10.    In addition to the rights and remedies set forth in the MLA and the Second Supplement: (i) if Borrower fails to make any payment to Lender when due under this Note, then at Lender’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 2% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment under this Note; (ii) upon the occurrence and during the continuance of an Event of Default beyond any applicable cure period, if any, at Lender’s option in each instance, the unpaid balances under this Note shall bear interest from the date of the Event of Default or such later date as Lender shall elect at 2% per annum in excess of the rate(s) of interest that would otherwise be in effect under the terms of this Note; (iii) after the Maturity Date, whether by reason of acceleration or otherwise, the unpaid principal balance of this Note (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 2% per annum in excess of the rate of interest that would otherwise be in effect under this Note. Interest payable at the Default Rate shall be payable from time to time on demand or, if not sooner demanded, on the last day of each calendar month.

    11.    If Borrower fails to make any payment to Lender within ten (10) days of the due date thereof, Borrower shall, in addition to such amount, pay a late charge equal to five percent (5%) of the amount of such payment.

    12.    This Note is secured by, among other instruments, a mortgage covering various parcels of real property, fixtures, and Personal Property located in Chickasaw County, Iowa (the “Mortgage”). In the event any such security is found to be invalid for whatever reason, such invalidity shall constitute an event of default hereunder. All of the agreements, conditions, covenants, provisions, and stipulations contained in the Mortgage, or any instrument securing this Note are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein. It is agreed that time is of the essence of this Note.

13.    Upon the occurrence at any time of an Event of Default or at any time thereafter, the outstanding principal balance hereof plus accrued interest hereon plus all other amounts due hereunder shall, at the option of Lender, be immediately due and payable, without notice or demand and Lender

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shall be entitled to exercise all remedies provided in this Note, the MLA, the Second Supplement, or any of the Loan Documents.

14.    Upon the occurrence at any time of an Event of Default or at any time thereafter, Lender shall have the right to set off any and all amounts due hereunder by Borrower to Lender against any indebtedness or obligation of Lender to Borrower.

15.    Borrower promises to pay all reasonable costs of collection of this Note, including, but not limited to, reasonable attorneys’ fees paid or incurred by Lender on account of such collection, whether or not suit is filed with respect thereto and whether or not such costs are paid or incurred, or to be paid or incurred, prior to or after the entry of judgment.

16.    Demand, presentment, protest and notice of nonpayment and dishonor of this Note are hereby waived.

17.    This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

    18.    Borrower hereby irrevocably submits to the jurisdiction of any Minnesota state court or federal court over any action or proceeding arising out of or relating to this Note, the MLA and any instrument, agreement or document related hereto or thereto, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Minnesota state or federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing in this Note shall affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction to the extent permitted by law.

[Signature page immediately follows.]

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BORROWER: HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company ____________________________________ By: James Broghammer Its: President & CEO

STATE OF IOWA            )
                    ) ss.
COUNTY OF CHICKASAW        )

    On this ___ day of November, 2020, before me a Notary Public within and for said County, personally appeared James Broghammer, to me known, who being by me duly sworn, did say that he is the President and CEO of Homeland Energy Solutions, LLC, the limited liability company named in the foregoing instrument, and that said instrument was signed on behalf of said company by authority of its board and as the free act and deed of said company.

________________________________
Notary Public

[Signature page to Second Amended and Restated Term Revolving Note dated November 6, 2020]